Exhibit 99.1

Aspira Women’s Health Reports Selected Third Quarter 2024 Financial Results

Q3 2024 OvaSuiteSM revenue of $2.3 million and volume of 6,001 units

Cash utilization for the third quarter was $2.9 million, a decrease of 12% compared to the second quarter of 2024

Full year 2024 cash guidance reconfirmed as $13.0-$14.5 million

Conference Call and Webcast scheduled for today at 8:30 am ET

AUSTIN, Texas, November 14, 2024 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira” or the “Company”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today reported selected financial results for the third quarter ended September 30, 2024.

“OvaWatch® product volume, which we believe is the most important indicator of future growth, grew an impressive 27% in the third quarter when compared to last year. This was achieved in spite of severe weather in a number of our most mature markets at the end of the quarter,” said Nicole Sandford, Chief Executive Officer of Aspira. “We have seen continued momentum in the first half of the fourth quarter as well. We are fully focused on making our OvaSuite test portfolio the universal standard of care for every woman diagnosed with an adnexal mass.”

Ms. Sandford added, “We continue to aggressively pursue non-dilutive sources of cash and were thrilled to be awarded a $10 million ARPA-H contract to fund the development and commercial launch of ENDOinformSM within the next 24 months.”

Dr. Sandra Milligan, President of Aspira said, “Our in-development molecular tests for ovarian cancer and endometriosis have the potential to be truly ground-breaking for women’s health. Winning the contract from ARPA-H has focused our efforts on R & D to accelerate the development of ENDOinform. I am happy to share that we have made substantial progress against the first milestone and submitted the deliverables and other required information related to its completion to ARPA-H. While it is difficult to predict the time it will take for the materials to be reviewed and payment to be processed, we expect to receive the first payment of $2 million before the end of the year.”

Recent Corporate Highlights

●	Announced a partnership with Dorsata to create a new clinical workflow tool for patients with ovarian masses for integration with physician EMR systems

●	Selected as a Spoke for the ARPA-H Investor Catalyst Hub

●	Announced publication of data demonstrating performance of its in-development blood test for the assessment of malignancy risk in patients with an adnexal mass

●	Received approval from New York State Department of Health for OvaWatch

●	Selected to receive $10 million award from ARPA-H’s Sprint for Women’s Health

●	Expansion of distribution partnership with BioReference Laboratories for OvaWatch in New York & New Jersey

●	Awarded “Innovator of the Month” for November by Senator Chris Murphy from Connecticut

Third Quarter 2024 Financial Highlights

●	OvaSuite revenue for the third quarter of 2024 was $2.3 million, a 2% increase from $2.2 million in the same period last year and a slight decrease from $2.4 million in the second quarter of 2024. The number of OvaSuite tests performed increased 4% for the third quarter of 2024, compared to 5,783 tests in the same period last year. This growth of tests volume was primarily driven by OvaWatch, which increased 27% year over year for the quarter.

●	Overall average unit price was $376 for the third quarter 2024 compared to $383 in the third quarter of 2023. The OvaWatch AUP increased 4% to $360 for the third quarter 2024, compared to $347 in the same period last year. OvaWatch test volume now makes up 22% of total OvaSuite test volume for the third quarter of 2024, compared to 18% of the total for the same period last year contributing to the modest decrease in AUP.

●	Sales efficiency, as measured by volume per average full-time sales representative, increased 21% for the first nine months of the year when compared to the same period of 2023.

●	Gross profit margin for the three months ended September 30, 2024, was 60% compared to 59% for the same period in 2023.

●	Research and development expenses for the quarter decreased by $90,000, or 9%, compared to the same period in 2023 as we deferred some spending while the ARPA-H award process was ongoing. We expect research and development expenses to increase over the fourth quarter of 2024, as we focus on accelerating our ENDOinform development plan in connection with the ARPA-H award.

●	Sales and marketing expenses for the quarter increased by $441,000, or 26%, compared to the same period in 2023 due to personnel costs for additional field sales representatives and the costs associated with the launch of a new corporate website. For the nine months ended September 30, 2024, sales and marketing expenses increased by just 2% compared to the same period in 2023.

●	General and administrative expenses for the quarter decreased by $675,000, or 25%, compared to the same period in 2023. For the nine months ended September 30, 2024, general and administrative expenses decreased by $1,831,000 or 19%, compared to the same period in 2023. Decreases for both periods are related to reductions in personnel costs and in professional and legal fees.

Balance Sheet Highlights

As of September 30, 2024, Aspira had $2.1 million in cash, compared to $2.9 million in cash and restricted cash as of December 31, 2023.

Cash used in operating activities was $2.9 million for the three months ended September 30, 2024. This is the first time since the launch of our Ova1Plus test that we used less than $3 million in operating cash in a quarter.

The Company is reiterating its expected operating cash utilization target to be between $13.0 million and $14.5 million for the full year 2024.

Extension for Filing of Form 10-Q

The Company will be filing with the SEC for an extension to November 19, 2024, for the filing of its Form 10-Q for the quarter ended September 30, 2024. The extension is needed to complete the accounting for the warrant inducement transaction the Company entered into on July 31, 2024. Management believes the accounting conclusion will not have a material effect on cash or any other financial information provided in this press release.

Conference Call and Webcast Details

Aspira’s management team will host a conference call beginning at 8:30 am ET today, November 14, 2024. Investors and other interested parties may participate in the conference call by dialing 877-545-0320. The call will be available via webcast by clicking HERE or on the events page of the Company’s website after the conclusion of the call. Questions should be submitted via the webcast or email investors@aspirawh.com.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the 1.2+ million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is comprised of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the tremendous need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, we have developed the first-ever non-invasive test designed to identify endometriomas, one of the most commonly occurring forms of severe endometriosis. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying all endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release may contain forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including those relating to the timing and completion of any products in the pipeline development and other statement that are predictive in nature. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the company’s filings with the SEC, including those factors identified as “risk factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Jamie Sullivan

Director of Corporate Communications

Aspira Women’s Health

Investors@aspirawh.com